UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 7, 2001

OM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22572 (Commission File Number)	52-1736882 (I.R.S. Employer Identification No.)

50 Public Square, Suite 3500, Cleveland, Ohio 44113-2204
(Address of principal executive offices)
(zip code)

(216) 781-0083
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets

On September 7, 2001, OM Group, Inc. (the Company) completed the disposition of the electronic materials, performance pigments, glass systems and Cerdec ceramics divisions of dmc[2] Degussa Metals Catalysts Cerdec AG (dmc2) to Ferro Corporation for a cash purchase price of $524,493,000. The Company transferred to Ferro Corporation all the assets and all the capital interests and shares of companies within these divisions. The cash purchase price was negotiated between the Company and Ferro Corporation as the fair market value of the assets sold.

As reported in its Current Report on Form 8-K filed on August 24, 2001, the Company acquired all the businesses of dmc[2] on August 10, 2001 for a cash purchase price of approximately 1.2 billion euros. The Company continues to own the metals management, automotive catalysts, fuel cells, precious metals chemistry, technical materials and jewelry and electroplating businesses of dmc[2].

Item 7.	Financial Statements and Exhibits

	(a)	Financial Statements of Business Acquired

Not applicable.

	(b)	Pro Forma Financial Information

It is impracticable for the Company to provide the pro forma financial information required under Item 7 of Form 8-K at the time this Form 8-K is being filed. The Company expects that the required pro forma financial information will be filed on or before October 26, 2001.

	(c)	Exhibits

2.1

OMG-Ferro Purchase Agreement dated as of August 31, 2001 by and between OM Group, Inc. and Ferro Corporation (the Purchase Agreement). (All schedules to the Purchase Agreement have been omitted, and OM Group, Inc. will furnish supplementally to the Commission, upon request, a copy of any omitted schedule.)

2.2

Heads of Agreement as of April 23, 2001 between Ferro Corporation and OM Group, Inc. (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed on August 24, 2001 which exhibit is incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 21, 2001	OM GROUP, INC.

/s/ James M. Materna
James M. Materna Chief Financial Officer (Duly authorized signatory of OM Group, Inc.)